Exhibit 99.2                                           Transcript of conference call.

RadNet, Inc.
First Quarter Financial Results Conference Call
May 10, 2012

Operator:  Please stand by.  Good day, ladies and gentlemen.  Welcome to the RadNet, Inc. First Quarter Financial Results conference call.  At this time, all participants are in a listen-only mode.  Following the presentation, we will conduct a question and answer session.  Instructions will be provided at that time for you to queue up for questions.  I would like to remind everyone that today’s conference is being recorded.

And I would now like to turn the conference over to Mr. Mark Stolper, Executive Vice President and Chief Financial Officer of RadNet, Inc.  Please go ahead, sir.

Mark Stolper:  Thank you.  Good morning, ladies and gentlemen, and thank you for joining us today to discuss RadNet’s first quarter 2012 financial results.  On the call today from the Company are Dr. Howard Berger, Chairman and Chief Executive Officer of RadNet, and myself.

Before we begin today, we’d like to remind everyone of the Safe Harbor statement under the Private Securities Litigation Reform Act of 1995.  This presentation contains forward-looking statements within the meaning of the U.S. Private Securities Litigation Reform Act of 1995.  Specifically, statements concerning anticipated future financial and operating performance, RadNet’s ability to continue to grow the business by generating patient referrals and contracts with radiology practices, recruiting and retaining technologists, receiving third party reimbursement for diagnostic imaging services, successfully integrating acquired operations, generating revenue and adjusted EBITDA for the acquired operations as estimated, among others, are forward-looking statements within the meaning of the Safe Harbor.  Forward-looking statements are based upon management’s current preliminary expectations and are subject to risks and uncertainties which may cause RadNet’s actual results to differ materially from the statements contained herein.  These risks and uncertainties include those risks set forth in RadNet’s reports filed with the SEC from time to time, including RadNet’s annual report on Form 10-K for the year ended December 31st, 2011, and RadNet’s quarterly report on Form 10-Q for the three-month period ended March 31st, 2012.  Undue reliance should not be placed on forward-looking statements, especially guidance on future financial performance, which speaks only as of the date it is made.  RadNet undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

And with that, I’d like to turn the call over to Dr. Berger.

Dr. Howard Berger:  Thank you, Mark.  Good morning, everyone, and thank you for joining us today.  On today’s call, Mark Stolper and I plan to provide you with highlights from our first quarter 2012 results, give you more insight into the factors which affected this performance and discuss our future strategy.  After our prepared remarks, we will open the call to your questions.  I’d like to thank all of you for your interest in our Company and dedicating a portion of your day to participate in our conference call this morning.

We are pleased with the beginning of 2012 for two primary reasons.  First, our first quarter financial results place us on track to meet our 2012 projections, and second, during the quarter, we continued to execute on our plan to meet certain operating objectives that position us well for future years.  Let me expand on both of these.

With respect to our first quarter financial results, we are pleased to have driven strong aggregate and same-center procedural volumes.  As many of you expected, our aggregate volume increase was significantly aided by the acquisition of the CML Maryland and Rhode Island operations, which contributed to the first quarter of 2012 but not that of 2011.  Our integration plan with these assets is already ahead of our internal projections and we expect to have increasing EBITDA and profitability contribution from these operations as the year progresses.  But we are most pleased with our same-center procedural growth during the quarter, which exceeded 5%.  While some of this organic growth was the result of a more mild winter in the Northeastern United States this year as compared to last year, we also observed volume increases in weeks that were not impacted by adverse weather conditions in either the first quarter of 2012 or 2011.  This gives us reason for optimism for the rest of the year.  As a result of our strong first quarter results, we are already approaching on a trailing 12-months basis the low end of our revenue and EBITDA ranges for calendar 2012.

Aside from our financial performance in the first quarter, I am pleased that we continue to execute on key business objectives that will help to position us for a long-term successful future.  First, we completed the first installation of our comprehensive eRad RIS/PACS and voice recognition implementation at a RadNet site.  We have been testing the integrated solutions as one of our—at one of our facilities in Brooklyn, New York, and the results have greatly exceeded our expectations.  The system is performing extremely well and has received rave reviews from our operating personnel.  We have given our IT group the green light to begin the system-wide rollout of the products throughout the RadNet network.  We expect the majority of this implementation to occur by the end of the year, and we can look forward to significant operational efficiency and (inaudible) benefits from the implementation.  We are certain that controlling our own IT infrastructure and having full command to customized solutions will be integral in our future growth and performance.

Second, during the quarter, we announced a major partnership in the New Jersey market with Barnabas Health.  We’ve talked for a long time about the importance of geographic concentration and the importance of building scale and leverage with local payors to ensure stable and fair long-term reimbursement rates.  The Barnabas Health partnership, we believe, will accomplish this goal in our core market of New Jersey in a similar way the CML acquisition does for us in our Maryland marketplace.  The Barnabas relationship is three-prong.  First, we are establishing a State-wide contracting network to be initially comprised of the RadNet and Barnabas points of access in New Jersey but could later include future sites we might purchase together and/or sites of other third party providers.  Our leverage wish and importance to the local payors is greatly enhanced by Barnabas and RadNet joining forces in New Jersey.

Second, the joint venture will provide management services to the existing RadNet and Barnabas imaging facilities in New Jersey to include, amongst other functions, information technology, marketing, utilization review, billing and collecting, transcription, medical records management, equipment maintenance, purchasing and insurance.  The joint venture is designed to capture efficiencies resulting from implementing best practices across all of the networked imaging facilities, with the ultimate objective of reducing cost and improving quality of service and patient care.  The joint venture will also benefit from increased purchasing power resulting from its larger scale.

In addition, it is anticipated that the joint venture can expand its management and contracting services to include third party imaging centers and in-patient hospital radiology departments in the future.  Lastly, the joint venture was formed to pursue new business opportunities.  These opportunities could include medical oncology, comprehensive breast disease management, such as RadNet’s California BreastLink operations, teleradiology, information technology and clinical trials work.

Besides the Barnabas transaction in the first quarter, we announced in early April the acquisition of West Coast Radiology in Orange County, California.  Not only do the West Coast Radiology sites broaden our footprint in Orange County but it is also strengthening our physician capabilities in that region.  For almost 25 years, West Coast Radiology has been one of the premier radiology providers in Orange County.  West Coast Radiology has successfully nurtured close relationships with longstanding independent (inaudible) associations and other medical groups with whom they contract in Orange County, representing future expansion opportunities for RadNet.  This, like the Barnabas joint venture, consolidates a major market, increases our importance with local payors, expands our capitation opportunities and eliminates a formidable local competitor.

We remain excited about the future for our business.  Regardless of the health of the our economy, the status of health care reform or the outlook for health care reimbursement, diagnostic imaging remains an essential part of the health care delivery system.  Imaging is squarely in keeping with the focus of medicine with respect to the early detection and diagnosis of disease and the focus on preventative and non-invasive techniques.  It is certain that diagnostic imaging will play an important role in health care in the future.

Over the coming years, RadNet, with its expanding size and scope, has the opportunity to change the way imaging is delivered in certain regional markets.  RadNet is emerging as the efficient, low cost operator in our markets and we have positioned ourselves to address all of the needs of any potential partner, whether it is a hospital, health system, payor or accountable care organization.

At this time, I’d like to turn the call over to Mark Stolper to discuss some of the highlights of our first quarter 2012 performance.  When he is finished, I will make some closing remarks.

Mark Stolper:  Thank you, Howard.  I’m now going to briefly review our first quarter 2012 performance and attempt to highlight what I believe to be some material items.  I will also give some further explanation of certain items in our financial statements, as well as provide some insights into some of the metrics that drove our first quarter performance.  Lastly, I will reaffirm our previously announced 2012 financial guidance levels.

In my discussion, I will use the term adjusted EBITDA, which is a non-GAAP financial measure.  The Company defines adjusted EBITDA as earnings before interest, taxes, depreciation and amortization, each from continuing operations, and excludes losses or gains on the sale of equipment, other income or loss, loss on debt extinguishments, bargain purchase gains and non-cash equity compensation.  Adjusted EBITDA includes equity and earnings in unconsolidated operations and subtracts allocations of earnings to non-controlling interests in subsidiaries and is adjusted for non-cash or extraordinary and one-time events taken place during the period.  A full quantitative reconciliation of adjusted EBITDA to net income or loss attributed to RadNet, Inc. common shareholders is included in our earnings release.

With that said, I’d now like to review our first quarter 2012 results.  We were pleased with the performance of our business this quarter.  For the three months ended March 31st, 2012, RadNet reported net service fee revenue, net of contractual allowances and discounts, of $168.5 million.  Revenue increased $24.4 million or 17% over the prior year’s same quarter.  The significant increase in revenue this quarter is a result of additional revenue from the CML acquisition, which we completed in the fourth quarter of last year, as well as organic procedural volume growth of 5.6%.

As a point of clarification, as many of you may have noticed, we have changed the presentation of our revenue and bad debt in our income statement to conform with ASU 2011-07 titled Health Care Entities, Presentation and Disclosure of Patient Service Revenue, Provision for Bad Debts and the Allowance for Doubtful Accounts for Certain Health Care Entities.  We, like other health care entities, adopted this standard on January 1st, 2012.  As it relates to our discussion of revenue, on this call and in the future, we are referring to net service fee revenue net of contractual allowances and discounts, which is our net revenue prior to deducting bad debts.

Adjusted EBITDA for the quarter was $29.1 million.  Adjusted EBITDA increased $3.4 million or 13.3% over the prior year’s same quarter.  Typically, our first quarter is our most challenging quarter due to two primary factors.  First, almost half of our operations are located in the Northeast, which is prone to adverse weather conditions which effectively reduce patient visits.  This year, however, we experienced more mild weather conditions in operations than in last year’s first quarter.  As such, the lack of bad weather aided our same-center procedural volumes.  The second factor normally affecting our performance in the first quarter is a trend towards increased patient participation in higher deductible health plans.  The result of this is that more patients delay health care services to later in the year, when they have utilized all or part of their out-of-pocket expenditures.  This observed trend continues and we will—we believe it impacted our performance in the first quarter of 2012 as it did in last year’s first quarter.

For the first quarter of 2012 as compared to the prior year’s first quarter, aggregate MRI volume increased 23.8%, CT volume increased 23% and PET/CT volume increased 14.6%.  Overall volume, taking into account routine imaging exams, inclusive of x-ray, ultrasound, mammography and all other exams, increased 18.9% over the prior year’s first quarter.  In the first quarter of 2012, we performed 1,059,636 total procedures.  The procedures were consistent with our multimodality approach, whereby 77.2% of all the work we did by volume was from routine imaging.  Our procedures in the first quarter of 2012 were as follows:  132,637 MRIs, as compared with 107,153 MRIs in the fourth quarter of 2011; 102,648 CTs, as compared with 83,427 CTs in the first quarter of 2011; 6,059 PET/CTs, as compared with 5,289 PET/CTs in the first quarter of 2011; and 818,292 routine imaging exams, compared with 695,542 routine imaging exams in the first quarter of 2011.

Net loss for the first quarter of 2012 was $111,000, or roughly break even on a per share basis, compared to a net loss of $876,000 or negative $0.02 per share reported for the three-month period ended March 31st, 2011, based upon a weighted average number of shares outstanding of 37.7 million and 37.3 million for these periods in 2012 and 2011, respectively.  This represents an improvement in our net income for the quarter of approximately $765,000.

Affecting operating results in the first quarter of 2012 were certain non-cash expenses and non-recurring items, including $1.2 million of non-cash employee stock compensation expense resulting from the vesting of certain options restricted stock and warrants, $449,000 of severance paid in connection with headcount reductions related to cost savings initiatives from previously announced acquisitions, $24,000 loss on the sale of certain capital equipment, $771,000 of non-cash deferred financing expense related to the amortization of financing fees paid as part of our existing credit facilities and $937,000 share market value gain from our interest rate swaps net of the amortization of a cumulative comprehensive loss existing prior to April 6, 2010.

With regards to some specific income statement accounts, overall GAAP interest expense for the first quarter of 2012 was $13.6 million.  This compares with GAAP interest expense in the first quarter of 2011 of $12.9 million.  The increase is primarily due to incremental net debt on our books resulting from, among other things, increased borrowings from the $41 million acquisition of the CML Health Care subsidiaries completed in November.  Adjusting for the non-cash impacts from items such as amortization of financing fees, losses or gains related to the fair value adjustments of interest rate hedges and accrued interest, cash paid during the first quarter of 2012 for interest was $6.8 million compared to $6.3 million for the same period in 2011.

Based upon the accounting changes of ASU 2011-07, for the fourth quarter of 2012, provision for bad debts was 3.9% of our revenue compared with 3.5% for the first quarter of 2011.  We’ve noted little change in our ability and performance in collecting patient debts and cannot identify any trends at this point, which would lead us to conclude that this bad debts percentage will change meaningfully in the future.

With regards to our balance sheet, as of March 31st, 2012, we had $555.4 million of net debt, which is total debt less our cash balance, and we were drawn $60.7 million on our $121 million revolving line of credit, primarily the result of our acceleration of cash capital expenditures and the purchase of the CML assets.  Since December 31st, 2011, accounts receivables increased approximately $5.5 million, primarily the result of the effects of deductibles in the beginning of the year.  However, our net days sales outstanding, or DSOs, decreased by 1.7 days to 60.85 days as compared with the fourth quarter of 2011.  The decrease in our net DSO is a function of our collecting certain money that was released from billing holds associated with negotiations that concluded towards the end of last year and the beginning of 2012.  This somewhat mitigated by the cash delaying effects of collecting deductibles at the beginning of the year from our patients, which I discussed earlier.  During the first quarter of 2012, we repaid $4.5 million of notes and leases payable and had cash capital expenditures net of $2.7 million of asset dispositions of $11.3 million.

At this time, I’d like to reaffirm our 2012 fiscal year guidance levels, which we released in March as part of our 2011 fourth quarter and full year earnings press release.  For our 2012 fiscal year, our guidance ranges are as follows:  For service fee revenue, net of contractual allowances and discounts, our guidance levels are 648 million to $688 million, which is equivalent to our original guidance of 660 million to $700 million as adjusted for the adoption of ASU 2011-07; our adjusted EBITDA guidance range is $120 million to $130 million; our capital expenditures guidance range is between $35 million and $40 million; our cash interest expense guidance is between $46 million and $51 million; and our guidance for free cash flow generation, which we define as adjusted EBITDA less total capital expenditures and cash paid for interest, our guidance levels are between $30 million and $40 million.  We are tracking according to our plan to achieve our guidance.  Incorporating our results this quarter, on a trailing 12-month basis, we are approaching the low end of our 2012 guidance ranges, with close to $640 million of trailing 12-month revenue and approximately $119 million of trailing 12-month adjusted EBITDA.

At this time, we have little to report on the reimbursement front.  As we reported in November of last year, shortly after the 2012 Medicare Physician Fee Schedule was finalized for 2012, we estimate a 2.5 to $3 million negative impact from Medicare reimbursement in 2012.  As a reminder, Medicare represents approximately 20% of our business.  We remain comfortable with this estimate, and at this time, we know little about Medicare reimbursement for 2013.  CMS typically releases a preliminary proposal for reimbursement under the Physician Fee Schedule in June or July.  After a common period, CMS generally releases the final schedules in October and November under the Physician Fee Schedule and HOPPs, or Hospital Outpatient Prospective Payment System.  We will keep you abreast of these developments and give you updates in the current months.

With respect to reimbursement from our commercial payors, we remain committed to our strategy to develop the scale and market leverage we need in our regions to have direct dialogues and negotiations with these payors, which result in stable and fair pricing in the coming years.  We continue to seek important strategic transactions like that of the CML acquisition and the Barnabas Health partnership and Maryland and New Jersey, respectively, that further this strategy in our local markets.

I’d now like to turn the call back to Dr. Berger, who will make some closing remarks.

Dr. Howard Berger:  Thank you, Mark.  In our last conference call, I discussed at length the importance of our obtaining negotiating leverage with commercial payors in our regions.  I stated that imaging continues to be the target of reimbursement reductions by both CMS and commercial payors, often without justification or concern regarding patient access to essential imaging services.  I also stated that RadNet and its radiologist partners are prepared to do what is necessary to negotiate with payors for fair pricing instead of simply accepting imposed pricing.  In several key RadNet markets, these conversations have already begun and the payors have been receptive.  The process will not be completed overnight but we are encouraged with the tone and open mindedness.

We have worked extremely hard over the past five years to assemble under one roof the full breadth of diagnostic imaging services, including owning and operating outpatient centers, managing in-patient hospital-based radiology operations, providing remote offset teleradiology services, running certain oncology practices that dovetail with diagnostic imaging and designing and implementing IT systems to manage and tie together all these imaging-related capabilities.  This positions RadNet as the imaging player of the future and the one that is best positioned for the future of health care as the imaging market continues to experience dislocation a the result of reimbursement, utilization and access to capital pressures.

Operator, we are now ready for the question and answer portion of the call.

Operator:  Thank you.  Ladies and gentlemen, at this time, if you would like to ask a question, you may do so now by pressing the star key, followed by the digit one on your touchtone phone.  If you are on a speakerphone, we do ask that you pick up your handset or depress your mute function to allow your signal to reach our equipment.  Once again, that is star, one, and we’ll pause for a moment while we assemble the queue.

We’ll take our first question from Brian Tanquilut with Jefferies.

Brian Tanquilut:  Hey, good morning, guys.  Howard, you talked a lot about the scale strategy—scale and billing strategies that you guys are putting in place, but just wanted to hear your thoughts or your vision for the hospital partnership side of RadNet’s strategy going forward.  We saw you do the Barnabas deal.  Is that something that we should expect more of going forward, or is this more of an opportunistic alliance at this point?

Dr. Howard Berger:  I think it’s actually both, Brian.  It was very opportunistic.  The Barnabas Healthy System sought out a partner that could help expand their reach for imaging services and give them capabilities that they don’t possess internally, and our conversations, while they spread out over a rather substantial period of time, well over a year, has resulted in what we think is a somewhat unique situation in New Jersey given both the size of our current operation there and the Barnabas footprint in, particularly, Northern New Jersey.  So, I think there are some unique issues that that represented, but I would remind you that, two years ago, we had no centers at all in New Jersey, so the result of our aggressive acquisition and obtaining a presence in New Jersey brought these conversations to a head here that we could not have anticipated a couple of years ago.

It’s clear that there are other major health systems, primarily in the northeast and mid-Atlantic area, some of which we already have relationships with that we could expand upon and others that I believe will either take the cue from what we’ve done with Barnabas or, as we develop a better footprint in some of the northeast states, will certainly gain some traction, I think, with other large hospital systems in those marketplaces.  So, I don’t expect this to be the only one, but I think it is, in and of itself, unique and gave us an opportunity that wouldn’t have existed.

The issue of accountable care organizations and the consolidation of network, networking providers is on everybody’s lips and I think as time goes on, you’ll see other efforts that we’re already thinking about or in discussions with come together as the whole health care system itself, I believe, begins to evolve into a new delivery system.

Brian Tanquilut:  So, Howard, as you weigh your growth approach going forward, do you—right now, are you leaning closer towards the hospital partnership strategies, or would you still prefer the standalone, you know, acquisitions of freestanding agencies—or freestanding imaging centers, sorry?

Dr. Howard Berger:  I think the freestanding imaging centers are our best near-term market opportunities, Brian.  I—as I mentioned in my closing remarks, dislocation, which is a term that you investors like to use, I think is very much afoot in imaging and we continue to get calls from people that are interested in becoming part of a larger organization.  I think that the tools that we’ve built to run imaging, whether it be hospital-based or up the middle of the fairway for us in our outpatient imaging centers, is a key part of creating the efficiencies and networking opportunities.  So, I see people needing the kind of expertise that we have, the scale and size, and again, with the team of having high concentration of centers in geographically dense markets is something that I think everybody we talk to embraces on some level right now; and you’re more likely to be able to create that in the near term by having relationships in some form or another with other outpatient imaging providers.

Brian Tanquilut:  Howard, last question for you, do—how do you see the imaging space develop going forward?  I mean, we’ve heard some folks talk – and maybe you can tie this back (inaudible) – but we’ve heard some folks talk about getting a—basically a holistic or a comprehensive diagnostic platform or an offering.  I mean, is that something that you think the imaging industry has to turn to or will have to be part of going forward, or can the imaging industry go at it alone given the reimbursement pressures you’re getting from, you know, both CMS and the private payors?

Dr. Howard Berger:  I think that’s a good question, Brian.  That conversation, although at a very superficial level right now, is something that we’re already talking about with the Barnabas Hospital Systems, and I’ll give you an example.  One of the things that we have identified as a need for Barnabas is not only to increase their footprint, if you will, and access points for their patients in diagnostic imaging but also in laboratory, so it wouldn’t be unheard of if some of our—or most of our centers also become draw stations for some of the laboratory work, both to make it more convenient for their patients, as well as have a way to get these services consolidated in one location.  Clearly, with our footprint in a lot of these states of many outpatient sites that are often, you know, quite remote from a hospital, this represents, I think, a very good opportunity and it is, I think, furthering the concept of providers of any kind, whether it be diagnostic or whether it be hospitals, consolidating their services to be both more efficient and more convenient for their patients and ultimately control costs.

So, I do see movement, at least perhaps in the outpatient space related to other diagnostic testing, where the RadNet centers and access points, given how large these are and how many we have in our markets, could be used for other convenience of services for patients.  It’s not unusual for a patient that needs, you know, a CBC to also need a chest x-ray, so getting those in one place and particularly being able to bundle these services together is something that I believe a lot of people will be looking for in the future and we’ll certainly be there for that.

Brian Tanquilut:  All right.  Thanks, Howard.

Dr. Howard Berger:  Thank you, Brian.

Operator:  Our next question will come from Darren Lehrich with Deutsche Bank.

Darren Lehrich:  Thanks.  Good morning, everybody.  So, you know, obviously the revenue growth has been very good and the same-store was a nice surprise for us.  I guess I’m just trying to get a better handle on the operating expense growth though.  The—sequentially, your revenues were up about 7 million, your op ex was up about 10 million and I guess I would look to just get some commentary on, you know, expenses, whether there was anything unusual here in the quarter, and more specifically, Mark, maybe if you can just comment on G&A levels, what—where they’re running and where they were last year first quarter, where they were in the fourth quarter, just so we can understand sequentially and year-over-year what’s going on there?

Mark Stolper:  Sure.  There wasn’t anything or isn’t anything unusual here in the first quarter with respect to our G&A or our operating expenses.  You have to realize that, with the CML acquisitions that we acquired in November, although they’re tracking towards our planned target of revenue and EBITDA, they’re not going to yet be at the operating margins that the rest of our business, so that’s one contributor right now of, you know, of margin decrease that you see, but we expect that to turn around as the year progresses and obviously into next year as we continue to integrate those assets successfully.  One other thing I’ll mention is that we are gearing up for a significant rollout of our IT systems, so we have beefed up some staffing within information technology who’s going to work on the integration and all of the associated training that relates to getting the radiologists trained on our PACS system and getting all of our front office and operations personnel to be trained on the new RIS system.  So, you’ll see that throughout the rest of the year.

Darren Lehrich:  Okay, that’s helpful.  And then, just as we think about CML and, you know, of course, the margin impact there, I can understand, how do you think that, you know, sort of moves forward as you, you know, move through this year and the dilution of margin from that acquisition?  How do you think that, you know, might progress?  That’s first of all.  And then second of all, just as far as severance cost goes, you know, we’ve been seeing between 3 and 500,000 a quarter for a number of quarters here.  Is that consistent with how we should see that track over the near term, or do you think that’s more or less winding down?

Mark Stolper:  Yes, I would expect to continue to see severance in the second and third quarters, specifically related to acquired operations that we’ve, you know, taken over in the last couple, few years.  We did have a significant reduction in force at the end of last year and here in the first quarter, but I’d imagine after the next two quarters, barring any additional significant acquisitions, you might see that severance number go down.

Darren Lehrich:  Okay, that’s great.  And then just as far as the equity and earnings line from joint ventures, is this about the right level that we see here in the first quarter?  Just, you know, any commentary on how you think that might track in dollar terms for the balance of the year.

Mark Stolper:  Yes, I think this is a good estimate of a run rate.  We did have a re-class based upon certain management fees that were being paid to RadNet from these unconsolidated joint ventures, so there was some change in accounting of how we—it didn’t change, obviously, our EBITDA or our earnings, but there was just a re-class between revenue and earnings and unconsolidated joint ventures.  But if you take this first quarter, I think it’s a good basis for a projection going forward.

Darren Lehrich:  Okay, great.  And then just the last thing I had here was, on cap ex, you know, a little bit higher than we were looking for.  I think you mentioned there was, you know, a little bit of an acceleration.  How are you thinking about, you know, cap ex spending and some of the projects you’re working on?  You know, is it just that you front-loaded them, or are you seeing more opportunity to put capital to work and so we might be tracking at the, you know, upper end or even higher than what you guided?

Dr. Howard Berger:  I think, two questions to add (ph).  Generally speaking, Darren, if you go back and look historically, our first quarter is always the one that has the greatest cap ex.  I think – and I’m doing this from memory, Mark – last year, it was…

Mark Stolper:  Sure.

Dr. Howard Berger:  It was…

Mark Stolper:   (Inaudible).

Dr. Howard Berger:  I think it was over 11 million, wasn’t it, last year in the first quarter?

Darren Lehrich:  (Inaudible) million last year.

Mark Stolper:  You’re testing me.

Dr. Howard Berger:  It was 15 million last year?

Mark Stolper:  Yes, in the first quarter of last year, it was 13—almost $14 million of cash cap ex in the first quarter.

Dr. Howard Berger:  Okay, so the pattern is somewhat…

Mark Stolper:  I’m sorry, 15—sorry, 15.6.  Darren, you’re right, 15.6.

Dr. Howard Berger:  Darren, you need a job (inaudible)?  You should know those numbers.  Actually, I should know them.  But I think the pattern, if you will, is going to be similar this year as it was last year, so that the first quarter is often front-loaded.  This year, we are building two new centers, which are—one in New Jersey and one in Brooklyn, as well as a replacement and expansion here in Temecula, so those are very active processes that are underway here that have a lot of cap ex associated with it.  And at the end of the day, I am, I’m comfortable; we’ll probably be at the high end of our guidance given what we see some of the opportunities that these particular sites and others that—needs that we have that will probably push us towards the higher end of the range.  But most of this, in our opinion at this point, or of the things that I’m talking about are really growth cap ex items that should also have concombinant (ph) increase in revenue, which should push us to the higher end of our guidance on the revenue side also.

I was going to mention one other thing, Mark, in the CML and integration of that.  CML’s projection of revenue was close to $70 million and we’re tracking nicely on that right now.  And I want everybody to recognize that when we bought the operation, which we bought as a whole that was a stock purchase in the middle of November, it came with very little EBITDA associated with it at that point in time.  So, it was not unexpected to us that, while we would see good growth in revenue, the margins would probably suffer for a quarter or two as we aggressively integrate that into our mid-Atlantic operations.  So, I think you can expect to see margin improvement as we move forward, but I think it’s important to know that we added, on an annual basis, $70 million of revenue that, out of the gate, had relatively small contribution to the EBITDA margins.

Darren Lehrich:  Yes.  No, that’s helpful.  Okay.  Thanks very much.

Operator:  Next we’ll hear from Douglas Dieter with Imperial Capital.

Douglas Dieter:  Hi, good morning.  I just really wanted to focus on the Barnabas transaction, the joint venture.  You obviously have the 16 centers in Northern New Jersey.  Are you going to serve as their primary provider of imaging?  And—I’m just trying to understand, from a revenue perspective, what—how material is this to your business over the next 12 months or 18 months.  Can you give us any sense on what that contribution you’d expect minimally—there’s minimally to be?  And also what cost you need to incur up front to get that JV going?

Dr. Howard Berger:  If—I’ll try to explain a little bit, Doug, about the relationship itself.  The relationship requires very little, if any, capital investment on our part.  It’s primarily, at least at the outset here, a management agreement.  The Barnabas outpatient centers, as—and their hospitals, as well as all of the RadNet centers will form a network of centers in New Jersey that will be managed by the joint venture.  Now, it’s the anticipation that the joint venture itself will be able to effect savings, primarily from the Barnabas facilities, in terms of our management skills and other resources that we’re going to imbue their operations with.  That being said, since this is primarily a management contract and it’s a joint venture, there won’t be a lot of revenue but there could be some nice margin improvement for us associated with these management services that’ll run through the joint venture.

We’re already working on one center that they will be a joint venture partner with us, and we expect other centers that the joint venture will acquire to expand its network, so as we go deeper into the year, there may be more revenue associated with this; but I want to caution everybody that RadNet is the minority partner here.  We own 49% of the joint venture, so any revenues that come out of the joint venture will not be consolidated, you know, on our financial statements, but they will on the Barnabas, so we’ll get the equity method of improving our margins and adding to the EBITDA from that standpoint.  So, I don’t think you’ll see a lot of revenue enhancement given the fact that we’re the minority partner in this operation, but we will be getting management fees and the joint venture itself should be generating revenue, which I think will help significantly improve our margins, particularly obviously in the New Jersey marketplace.  So, I think you can expect to see a lot of opportunity there and as they begin to unfold, we’ll give you more color on it, but I would caution that it won’t add a lot of revenue to the RadNet balance sheet.

Mark Stolper:  And I should go back to my answer to Darren’s question because Dr. Berger reminded me of this, that to the extent that the Barnabas joint venture, which is an additional unconsolidated joint venture of ours, produces significant net income, that would be a reason why our income statement account of equity and earnings of unconsolidated joint ventures would go up in the future.

Douglas Dieter:  And, I mean given that it’s part of a network, is it—does this have any bearing on actual volumes as well?  I mean, so you’re saying it can improve margins but not improve revenues.  How about volumes in those centers?

Dr. Howard Berger:  Well, that sounds like a great tossup question for me, thanks, Doug.  Actually, we expect volume increases as we negotiate with payors or better reimbursement for perhaps more exclusive contracts to help drive more volume into the existing centers and the expanded network, as well as, I believe, just increases that we’re likely to see as New Jersey itself is undergoing, I think, a substantial consolidation, so I think there’s a number of ways that we and Barnabas, through the joint venture, will benefit.  There also is a way for us and Barnabas to benefit by growth in these existing centers, either by revenue or reimbursement increases or volume increases that the benefits of which actually go through the joint venture, not to the individual participants.  So we see a lot of ways that the joint venture can bring substantial value to both partners, if you will.

Douglas Dieter:  And my last question is, is—are you in discussions with the other major networks there and health systems in New Jersey to just expand on this right now, and any expectations for any additional signings over the next 12 months in New Jersey?

Dr. Howard Berger:  We’re in discussions with payors up and down the East Coast, from Maryland all the way through New York and that includes New Jersey, and the conversations, as I mentioned in my closing remarks, have a good, very good tone to them.  And, in particular New Jersey, a couple of meetings that we’ve already had, the payors like the fact that we have come together with Barnabas in this joint venture and have the opportunity to perhaps take on risk and do other forms of contracting much closer to what we actually do here in California.  I think you might see, over the coming year here, some transplant of that core competency here in California to try and lead (ph) onto the East Coast, so I think you can stay tuned for some potential announcements that we’ll have in the future with some of these payors, as well as other kinds of providers out there.

Douglas Dieter:  Can I just—or can I ask—am I assuming it’s more of a capitated type of business?  Is that what you’re kind of alluding to?

Dr. Howard Berger:  Well, I think capitation, unfortunately, is a very narrow term, Doug.  What I really want to do – and which capitation is in some respect – it’s a risk sharing model, and that’s the kind of things that we’re talking about.  If you look at really fundamentally what ACO is supposed to be about, it’s risk sharing, whereby if you can effect savings, then the parties that are participating in that can both benefit from it; and I think whether it’s a capitation model, whether it’s some kind of floor, ceiling and, you know, sharing of benefits, risk sharing and changing the dynamics of how imaging and perhaps other services are delivered is clearly on the horizon, not just for RadNet and Barnabas but for everybody out there.  And I believe, at least in imaging, you can expect RadNet to lead the way in that in those conversations.

Douglas Dieter:  Thanks a lot.

Operator:  And next we’ll hear from Henry Reukauf with Deutsche Bank.

Henry Reukauf:  Yes, good morning.  Congratulations on a nice looking quarter.  Just a couple of questions on the Barnabas contract.  Do we—should we think of revenue—as that consolidates, do we—deconsolidates, do—should we see revenue affected on a sequential basis?

Dr. Howard Berger:  No.

Henry Reukauf:  No?

Dr. Howard Berger:  I mean, there could be a unique situation here or there, Henry, but as a rule, the centers that we own and that they own are currently staying within the ownership of the existing operator, either us or Barnabas, and sharing in upside opportunities is going to be seen through the joint venture.  So, we don’t expect much of our revenue to go to an unconsolidated operation.

Henry Reukauf:  Okay.  Just to delve a little bit more into the volume growth, which has been good and looks to have accelerated over the last three quarters, I know this is a—you know, weather influenced this quarter a little bit.  But is that something that, you know, think is sustainable?  Is there anything, you know, a competitor that went out business that’s helping to drive that?  Is it—you know, where is it—where is that coming from?

Dr. Howard Berger:  Yes.  You know, as I’ve said before on prior earnings calls, I think this is a zero sum game now.  Almost all of the information that we’re receiving, whether it’s been from the American College of Radiology or even CMS itself, shows that there is a flattening or perhaps even a slight decrease in overall imaging.  We think that our success, at least to this point, in same-store growth is a function of competitors going out of business, which we’re seeing in many of our markets.  Number two, I think we’re doing a good job of taking business away from the competitors, and part of that comes not just through getting in front of them, but also, you know, capital that we’re now investing in the way of growth capital by putting in more advanced technology than we might have in the past, feeling that that is a—not only a driver for doing new techniques and protocols but it also is a differentiator from our competitors.  So we’re putting a lot of pressure in our markets, both by responding to the technology developments, as well as using that as an opportunity to differentiate ourselves and put pressure on our competitors, which will ultimately, I think, cause them to either fold or potentially look to consolidate.

How sustainable that is, you know, there’s a lot of other factors.  The economy, I think, is still weighing on people here and reports that we see show decreased physician visits, and that ultimately has to lead to, you know, less imaging.  And, again, if we’re increasing and it is somewhat of a zero sum game or slightly decreasing, then we’re taking it from our competitors.  How long we can continue to do that, I don’t know, but we’re very confident that the product we put out there is one that’s differentiating ourselves, you know, from competitors and will at least allow us to be the most successful operator in our markets.

Mark Stolper:  Henry, I’ll add two other factors as to why I think we’re benefiting from increasing same-store sales.  The first is we’ve remained fairly aggressive in spending on capital expenditures, and I think what’s happened over the last few years given the reimbursement pressures within imaging, as well as the lack of availability of capital that the smaller players are facing, as well as utilization pressures in general because of the overall economy, expenditures on capital equipment in our industry have really dried up significantly, and if you talk to GE and Philips and Siemens, Hitachi, they’ll confirm that.  And I think the fact that we’ve continued to spend 35 to $40 million a year on cap ex means that, you know, our equipment fleet is fairly state-of-the-art or fairly current relative to—with those—with whom we compete, and I think that also helps drive same-store sales volumes.

And then I think we’re also seeing a decrease in – and this is a subset of people going out of business – but we’re seeing a decrease in the physician self referral portion of the imaging industry, where we’re noted on an anecdotal basis that there are folks that—who had bought scanners five, six years ago – these may be orthopedic groups or cardiology groups, et cetera – who are getting out of the self referral business, either because their scanners have, you know, have aged and they don’t want to continue to feed capital into the imaging business or that they see the writing on the wall ultimately where either physician self referral will be legislated against or that the private payors have just become much more aggressive in terms of putting in place preauthorization processes or accreditation standards that make it more difficult to continue to self refer imaging.

Henry Reukauf:  Okay.  And then, just kind of, is there anything here that would anniversary, you know, at a year after that has given a nice bump, or is it pretty much this—the growth we’ve seen kind of broad-based?  There’s no one thing that’s really driven it in this zero sum game market?

Mark Stolper:  Yes.  I’d say it’s more broad-based.  I mean, when…

Dr. Howard Berger:  Yes.

Mark Stolper:  When we calculate our same-center volumes, we eliminate all centers that aren’t fully in the first quarter of last year and fully in the first quarter of this year, so we try to eliminate anything that might be, you know, not considered legitimately same-center growth.

Dr. Howard Berger:  Yes.  I might add one other thing too, that remember, most of our centers, the vast majority of them are multimodality centers and as we get new referral sources, referring physicians, if a competitor of ours maybe loses his MR business to us because we’ve upgraded the MR, we then will generally see additional business from that referring physician because we’re doing all of the imaging that they might not have been able to get in one place before.  So I think it’s another key element of our strategy is that – and more and more people I think are ascribing to this – that being a multimodality provider is really critical for long-term viability in this market.

Henry Reukauf:  Okay.  And, Howard, you mentioned—I—you know, you talked about the HMOs and you’re seeing progress with that.  I mean, is it just that you’ve been able—and they’ve been responsive to your conversations?  Is it that they’ve been—you know, instead of asking for decreases, you’re seeing, you know, stable pricing, or have you been able to reverse the trend where they’ve come in with some price decrease and you’ve been able to increase the price?  Just a little bit more on that.

Dr. Howard Berger:  Yes, I think it’s a combination of all the above.  I think in my closing remarks, I said this wasn’t going to be an overnight success, but everybody that we’re talking to understands that the way RadNet has evolved into being a major requirement in their market for access to imaging means that they cannot do without our centers.  So, I think the issue about us being willing to take pricing decreases has clearly been put square in the eyes of most of, if not all of, the major payors out there that’s just no longer going to be acceptable.  It doesn’t mean that they’re rolling over and giving us, you know, double digit increases, but you know, we need to—they need to recognize, which they are, that we’re a good partner, we’re a stable partner and that in order to continue to provide the outstanding quality of care that we do, we have to get reimbursed reasonably for our services, and it means that we’re just not going to be willing to accept pricing decreasing anymore.  So, I think in all of the markets that we’re in, those conversations are underway and I’m very encouraged with the tone, and it may very well be that while we can’t really be certain what’s going to happen with volumes given, you know, the marketplace decreased utilization, et cetera, we do hope to achieve revenue enhancement in virtually every market that we’re in, to some extent.

Henry Reukauf:  Okay.  And just, the last one, I just noticed that the PET/CT volume actually increased this quarter.  I think it’s been under a bit of pressure.  I know it’s a small portion of your business, but I think another competitor’s having quite a bit of trouble with the PET business in terms of pricing.  Are you seeing—you know, it looks like that’s switched around for you.  Are you seeing—is there anything changing there in terms of pricing, or is it just—happened to be a good quarter?

Dr. Howard Berger:  Well, remember, our results were aided by CML in this quarter.

Henry Reukauf:  Mm-hmm.

Dr. Howard Berger:  And that they do a fair number of PET scans, so I don’t think that it was—there was a slight increase, I think, in PET, right Mark?

Mark Stolper:  Well (cross talking).

Henry Reukauf:  On a same-store basis, yes, it was up, like 6%.

Mark Stolper:  (Cross talking) even same-store basis, we were up 5.8% in PET.

Dr. Howard Berger:  Yes, I think we’re seeing a little bit of improvement there.  Again, you know, almost every one of our PET/CT scanners does CTs, routine CTs as well as it does PETs, so we are not quite as concerned about volume increases in PET as long as we can keep the room that that piece of equipment is busy.  We are working and we hope to have some announcements on that with some potential clinical trials with some exciting new Alzheimer drugs and PET-related scanning for that that could be a nice driver of PET imaging so, I don’t know, on a personal level, I’m very optimistic about the future for PET scanning.  I think it is one of the real important imaging developments in the last 20 years, 15 years that I believe as some of the pricing pressures abate a little bit, people will continue to see the clinical utility of this wonderful technology and it will expand applications.  So, we’re very confident.  We have, I think, about 35 PET scanners now on a system-wide basis, which is rather substantial, and we see very good, if not increasing, volumes but it is a very small part of our business.

Mark Stolper:  Yes.  To put it in perspective, Henry, the 5.8% increase on the same-center basis for PET represents only doing 307 additional scans in the first quarter for PET/CT, so it’s—I don’t know that we’re necessarily representative of the overall industry on this particular modality.

Henry Reukauf:  Okay.  All right.  Thanks very much.

Operator:  And we’ll move to our next question from Omar Vaishnavi with BlueMountain Capital.

Omar Vaishnavi:  Thanks for taking the call.  You know, last quarter, you guys broke out CML revenue.  I don’t know if you broke out EBITDA too.  Would you guys be able to do that for this quarter?  And if not, can you talk a little bit more about the types of levels of margin improvement that you’re going to see in the next two quarters?

Mark Stolper:  Yes.  Sure, we’ll break out the revenue because that’s what we initially reported when we acquired the business, and we’ll talk in general about EBITDA and where we think that’s going.  In the quarter, it was almost $17 million of revenue contribution from ARS.  With respect to EBITDA, what we said in the past, and we continue to be very confident and bullish that we’ll get there, is that, you know, if you look at the overall contribution on a pre-corporate overhead basis of our Maryland operations – and, for the most part, the CML operations, although there is a small piece of the revenue that’s coming from the Rhode Island centers, but most of this is in Maryland – that our existing Maryland operations run at north of the 25% EBITDA contribution margin and what, you know, we believe that will happen is, over time, that this—the CML operations should look like that, you know, on a pre-corporate overhead basis.  And obviously on an after corporate overhead, we’re running as a company roughly in the high teens, 19, 18% EBITDA margin, so there’s no reason to think that we can’t get there with CML and we expect to get there by the end of the year.

Omar Vaishnavi  Great.  You mentioned on the call earlier – and I kind of figured this might be the case – that there’s going to be some costs associated with the implementation of eRad, and I’m guessing most of the benefits associated with it will be right at the end of 2012 or beginning of 2013.  Can you guys give any sort of rough guidance as to what the costs of the implementation would look like?

Dr. Howard Berger  Yes, I think it’s a little too early to give you the idea of the costs of the implementation.  A lot of the costs – and, actually, it’s a good question; I hadn’t thought about it – will actually be capital investment costs related to, you know, storage and servers and modems, et cetera, things that will help the network, if you will, function.  So, a lot of our IT this year, and which we saw in the first quarter and will probably continue, you know, through the second and third quarter, will be costs not necessarily related just, you know, as Mark explained before, in terms of personnel but also in terms of capital expenditure to get this entire implementation rolled out.

I just want to emphasize that this is not just a PACS system.  Our new eRad application, if you will, is PACS, RIS, voice recognition, critical test reporting.  We’re going to be in clinical decision support and other tools that we expect to imbue it with that will have enormous workflow and productivity enhancements; and while I think there are some front-end costs, they’ll be very small relative to the long-term benefits that’ll present, both in terms of improving perhaps our margin and decreasing cost, as well as continuing to give us a competitive advantage over other operators.  But as I said, I think it’s a little too early right now for me to be able to identify those more specifically.

Omar Vaishnavi  Got it.  And last question is, you guys have talked about, you know, 14 million of cap ex in the quarter, 35, 40 total was the guidance and, you know, the first quarter’s typically heavy.  You mentioned a lot of new centers and some IT-related cap ex spend, some of which was related to eRad.  What would you guys estimate generally, either in the quarter or for the year, as sort of the maintenance-related portion that we should think about on a recurring basis versus the one-time growth initiative stuff that you might have incurred more of in this quarter?

Dr. Howard Berger  Yes.  Generally speaking in prior years, we have felt that maintenance and growth were about equally balanced; you know, maybe a little heavier towards maintenance than it was to growth.  You know, given the fact that we’re building some new centers and the IT initiatives—by the way, IT initiatives also include call centers.  We put a brand new centralized call center in New Jersey, which Barnabas is very excited about, as it will fall—all the centers will fall under that eventually.  But I think this year there will be a switch perhaps for—from—if we spend 40 million, a great portion of that will be growth cap ex than maintenance cap ex because I look at anything that we do in a new site as really being growth cap ex, meaning the build-out for that as opposed to cosmetics that we’re always doing on our centers to keep them updated cosmetically or esthetically.

So, this year, perhaps rather than it be 50/50 or weighted a little bit more towards maintenance cap ex, I would think it—the pendulum would swing the other way and it might be maybe 55/45 in favor of growth cap ex.  And that I think that that trend will continue, that we’re going to be more aggressive about growth cap ex going out into the future.

Omar Vaishnavi  Great.  Thanks for taking my questions.

Operator  And with that, gentlemen, we have no further questions today.  I’d like to turn the call back over to you for any final and closing remarks.

Dr. Howard Berger  All right.  Again, I would like to take the opportunity to thank all of our shareholders for their continued support and the employees of RadNet for their dedication and hard work.  Management will continue to endeavor to be the market leader and provide great services with appropriate return on investments for all stakeholders.  Thank you all for your time today and I look forward to speaking with you on our next second quarter close (ph) call.

Operator  And with that, ladies and gentlemen, once again, that does conclude today’s call.  Thank you for your participation and have a great day.